Exhibit 99.1

Jabil Announces Leadership Transitions

Michael Dastoor Appointed CEO and Gregory Hebard Appointed CFO

ST. PETERSBURG, Fla. – May 20, 2024 – Jabil Inc. (NYSE: JBL) (“Jabil” or the “Company”) today announced a number of senior leadership transitions that are effective immediately. Michael Dastoor, who has been serving as Chief Financial Officer and Interim CEO, has been appointed Chief Executive Officer. He succeeds Kenneth Wilson, who will no longer serve as Chief Executive Officer or on Jabil’s Board of Directors. Gregory Hebard, most recently Senior Vice President, Treasurer, has been appointed Chief Financial Officer. These actions follow the completion of the investigation related to corporate policies, which Jabil initially disclosed on April 18, 2024. This investigation did not relate to, and does not impact, the Company’s financial statements or financial reporting.

Mark Mondello, Executive Chairman of Jabil’s Board, said, “I have worked side-by-side with Mike for many years. I’m most confident in Mike’s abilities and appreciate his depth of experience. He has a complete understanding of the business and our people. Mike also carries an intense respect for our culture.”

“I am humbled by the trust that our Board has placed in me. I have tremendous pride in this Company and am fully committed to delivering results for our customers, our employees, and our investors in collaboration with all our partners,” said Dastoor. “We have an exceptional team at all levels in the organization. I look forward to working with all of them as we work to build on Jabil’s legacy and pursue the exciting opportunities ahead.”

“We are also fortunate to have such a strong leadership roster to guide the Company into its next chapter and we couldn’t be more pleased to appoint Greg as our new CFO. Greg is an accomplished financial professional with a deep knowledge of Jabil and all its business units, and we look forward to partnering with him as we advance our strategic roadmap.”

Separately, Jabil has made several other appointments to the Company’s leadership team:

•	Fred McCoy has been appointed Executive Vice President, Operations, replacing JJ Creadon. McCoy was most recently Executive Vice President, Global Business Units.

•	Steve Borges has returned to his role under the title of Executive Vice President, Global Business Units, following a previously announced retirement.

•	Matt Crowley has been appointed Executive Vice President, Global Business Units. He was most recently Senior Vice President, Global Business Units.

•	Andy Priestley has been appointed Executive Vice President, Global Business Units. He was most recently Senior Vice President, Global Business Units.

About Mike Dastoor

Dastoor has served as the Company’s Chief Financial Officer since 2018. Over his 24-year tenure at Jabil, he has held multiple leadership roles across Jabil’s global markets since joining in 2000, including serving as Senior Vice President, Controller from 2010 to 2018.

About Greg Hebard

Hebard has served as Senior Vice President, Treasurer since 2021. He joined Jabil in 2009 and has held roles of increasing responsibility in the Finance function, including as Vice President and then Senior Vice President, CFO Green Point from 2017 to 2021 and previously as Vice President, Financial Planning & Analysis from 2013 to 2017.

About Fred McCoy

McCoy has served as Executive Vice President, Global Business Units since 2023. He joined Jabil in 2001 and has held positions of increasing responsibility across the Company over the past two decades, including serving as Executive Vice President & Chief Executive Officer, Electronics Manufacturing Services from 2021 and as Senior Vice President, Global Business Units from 2017.

About Steve Borges

Borges was named Executive Vice President & Chief Executive Officer, Diversified Manufacturing Services in 2022. Borges joined Jabil in 1993 and has global experience in positions of increasing responsibility across the Company. He served as Executive Vice President, Chief Executive Officer, Regulated Industries from 2020, with additional responsibility for additive manufacturing. He previously served as Executive Vice President, Chief Executive Officer, Healthcare, from 2015.

About Matt Crowley

Crowley has been Senior Vice President, Global Business Units since 2022. He joined Jabil in 2018 and previously served as Vice President, Global Business Units from 2019 and as Senior Director, Cloud from 2018. Before joining Jabil, Mr. Crowley held positions with Dell and Amazon Web Services.

About Andy Priestley

Priestley has been Senior Vice President, Global Business Units since 2014. He joined Jabil in 1996 and has held positions of increasing responsibility across the Company, including as Vice President, Global Business Units from 2012.

About Jabil:

At Jabil (NYSE: JBL), we are proud to be a trusted partner for the world’s top brands, offering comprehensive engineering, manufacturing, and supply chain solutions. With over 50 years of experience across industries and a vast network of over 100 sites worldwide, Jabil combines global reach with local expertise to deliver both scalable and customized solutions. Our commitment extends beyond business success as we strive to build sustainable processes that minimize environmental impact and foster vibrant and diverse communities around the globe. Discover more at www.jabil.com.

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Investor Contact

Adam Berry

Vice President, Investor Relations adam_berry@jabil.com

Media Contact

Timur Aydin

Director, Enterprise Content and Media publicrelations@jabil.com